                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          ___________________________

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported):  OCTOBER 30, 1996
                                                   (OCTOBER 22, 1996)

                          ___________________________


                           KCD HOLDINGS INCORPORATED
             (Exact name of registrant as specified in its charter)

                          ___________________________


         NEVADA                             33-06827LA                       95-4029439
  (State or other jurisdiction              (Commission                    (I.R.S. Employer
of incorporation or organization)           File Number)                   Identification No.)

                          ___________________________

                         2835 TOWNSGATE ROAD, SUITE 110
                       WESTLAKE VILLAGE, CALIFORNIA 91361
              (Address of principal executive offices) (Zip Code)

                          ___________________________

                                 (805) 494-6687
                        (Registrant's telephone number,
                              including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.  OTHER EVENTS

         In June 1994, the Seattle Regional Office of the Federal Trade Commission ("FTC") initiated a non-public inquiry into the Company's advertising claims in connection with its SeQuester 1 product. Pursuant to their investigation, the FTC directed an initial information request and several follow-up requests to the Company seeking the scientific basis for certain claims utilized in advertisements and other promotional material regarding the fat sequestrant technology of SeQuester 1 and its effect on weight loss. The Company responded to each FTC inquiry through its legal counsel. (Refer to the Company's Current Report on Form 8-K filed with the Commission on November 7, 1995)

         In August 1995, the FTC staff informed the Company that in the FTC's opinion, the Company had violated the Federal Trade Commission Act (the "FTC Act") by making false and unsubstantiated claims for SeQuester 1. The FTC prepared a complaint describing the Company's alleged FTC Act violations and also prepared a consent agreement for the Company's consideration. The consent agreement was directed to the Company and to Mr. Clark Holcomb, the Company's then President, and Ms. Bonnie Richards, the Company's Vice President and Secretary, and included the following orders: (1) an order for an injunction prohibiting the use of certain advertising claims for SeQuester or other weight loss products or programs; (2) an order imposing reporting and other record keeping requirements; and (3) an order requiring payment of an unspecified amount for restitution of deceptive advertising practices. In response, the Company and its FTC counsel appeared at the FTC's Seattle Regional Office to outline the Company's position with respect to the claims raised by the FTC investigation. In its defense, the Company stated that it had received the rights, related product claims and substantiation for such claims from Dr. William Shell and that it had marketed SeQuester 1 in good-faith reliance upon Dr. Shell's representations regarding these claims. The Company voluntarily agreed to conduct additional clinical studies to verify its claims and to cease the use of certain advertising claims in connection with SeQuester 1 pending the outcome of any new studies.

         In early 1996, Dr. Heber commenced a new study into the efficacy of SeQuester 1. The study was designed to evaluate the ability of SeQuester 1 to increase the excretion of ingested dietary fat from the body, increase satiety, and effectively help the subjects lose unwanted weight. The research was conducted on a randomized, double-blind basis. One test group was given SeQuester 1 and the other group was given a fiber-based placebo which was indistinguishable in taste, look, smell and feel to the SeQuester 1 treatment tablet. The results of the study, dated September 26, 1996, demonstrated that both test groups lost weight and that there was no significant difference between either of the groups in terms of dietary fat excretion. From these results, the Company concluded that weight loss was attributable to the subjects' adherence to a diet plan and consumption of fiber supplements (SeQuester 1 and the fiber-based placebo), rather than the actual fat-binding properties of SeQuester 1. The study results have been submitted to the FTC.

         The Seattle Regional Office of the FTC has prepared a recommendation to the Commission that it issue a complaint against the Company unless this matter is settled on acceptable terms. The Company has until October 30, 1996 to agree to the Seattle Regional Office's proposed consent agreement or submit a counter-proposal. However, in the event the Company is unable to agree upon settlement terms with the Seattle Regional Office, the matter will be forwarded to the FTC headquarters in Washington D.C. for consideration.

         The Seattle Regional Office of the FTC has proposed a settlement order which includes the proposed August 1995 orders and the payment of $1,500,000 in restitution, contingent upon review of the Company's financial statements and those of Mr. Clark Holcomb and Ms. Bonnie Richards. The Company believes that the proposed restitution order is excessive given the facts surrounding this matter and the Company's good-faith reliance upon prior representation and studies. Based on the foregoing, the Company intends to continue settlement negotiations with the FTC with the objective of arriving at a mutually amicable settlement agreement.

         There can be no assurance that a settlement agreement acceptable to the Company and to the FTC will be reached or that this matter will not have a material adverse effect on the Company.

         In addition, in August 1996, the FTC requested information concerning the Company's other SeQuester products - SeQuester 2, an appetite suppressant, and SeQuester 3, a chromium-based dietary supplement. The FTC inquiry focused on alleged weight loss claims utilized by the Company during 1996 in connection with these two products. This matter is still pending and there can be no assurance that any FTC findings will not have a material adverse effect on the Company.


                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               KCD Holdings Incorporated



Date: October 30, 1996                         By:  /s/ Bonnie Richards
                                                    --------------------------
                                                        Bonnie Richards,
                                                        Secretary





                                       3